Exhibit 10.45

Confidential

LICENSE AGREEMENT

Ref. – DGRTT-SAIC: L 06005

BETWEEN:

L’UNIVERSITÉ PIERRE ET MARIE CURIE, PARIS 6,

Scientific, cultural and professional public establishment, 19751722000012 – code APE: 8542Z, with its main office located at 4 place Jussieu 75252 Paris cedex 05, represented by its President, Mr. Jean-Charles POMEROL.

Hereafter “UPMC”

AND

L’institut National de la Santé et de la Recherche Médicale

Scientific and Technological Public establishment with its main office located at 101 rue de Tolbiac – 75654 Paris Cedex 13, represented by its CEO, Mr. BRECHOT,

Hereafter “INSERM”

AND

L’école Normale Supérieure de Lyon, with its main office located at 46 Allée d’Italie – 69364 LYON CEDEX 07, represented by its Director, Mr. Phillippe GILLET.

Hereafter “ENS Lyon”

ON THE ONE HAND,

AND:

The Company EPIXIS S.A., with a capital of 37,000 Euros, registered at the Register of Commerce and Companies of Paris under the number B 449 397 793, located at 16-18 rue de la Glacière -75013 PARIS, represented by Mrs. Charlotte DALBA as CEO.

Hereafter “EPIXIS”

ON THE OTHER HAND,

Hereafter, collectively or individually, “Parties”

Whereas:

UPMC holds the rights on a patent portfolio from the work of Professor David Klatzmann, and developed in part inside Laboratory UMR 7087, as listed in Appendix 1.

UMR 7087 or the Biology and Therapeutics of Immune Pathologies Laboratory comes under the supervision of the UPMC and the CNRS. The UPMC and the CNRS have agreed that the license agreement negotiated by UPMC with the Company EPIXIS would only be signed by UPMC.

UPMC received the agreement and mandate from the University Paris Nord – Paris XII April 25th 1997 and February 18th 2004 to become owner of the share of industrial property rights regarding the patent category FR 9604370 of April 5th 1996 (UPMC reference V 96 072) and EP 00 402978 of October 26th 2000 (UPMC reference W20022) from the University Paris Nord – Paris XIII under the title of inventor for M. Jean-loup Sakzmann and to conduct operations pertaining to the enhancement of the patent category stated hereafter and to sign this license agreement with EPIXIS.

The invention protected by the patent category, based on the European priority request No. 00402978 of October 26th 2000, is the result of a scientific collaboration between Professor David Klatzmann from Laboratory UMR 7087 and Mr. François-Loic Cosset from Laboratory U 758 (former U412), and under the supervision of INSERM and ENS Lyon. Therefore, in line with their cooperation agreement signed May 5th 2000, UPMC and INSERM shall co-sign the license agreement for this patent category.

In line with their agreement signed November 21st 2001, ENS Lyon and INSERM shall co-sign the license agreement negotiated by UPMC with the Company EPIXIS.

The purpose of EPIXIS, a biotechnology company created July 23th 2003, is to develop a technological platform in the field of genetic vaccination, and plans the study and the research of all processes or diagnostic products, preventive and therapeutic genetic vaccines for medical or veterinary use, as well as the study and research of related reagents, hoping to obtain a license of the aforesaid patents for their development.

UPMC, INSERM and ENS Lyon are willing to propose such a license, and the purpose of this Agreement is to define the terms and conditions of this license.

THEREFORE, IT HAS BEEN AGREED AS FOLLOWS

ARTICLE 1 – DEFINITIONS

Throughout this contract and unless any other meaning is clearly stated, the terms specified below shall have the following meanings:

“Agreement” means:

The body of this contract, as well as any appendices pertaining thereto.

“Patent(s)” means:

- The patent category outlined in Appendix 1 based on priority patent application FR 9604370 dated April 5, 1996 (reference no. UPMC V 96 072), entitled “Defective viral vaccine particles obtained in vivo or ex vivo,” as well as any French or foreign patent application or patent lodged or granted on the basis of that priority application, any extension, partial extension, addition, division, and any issued patents or any equivalent title stemming therefrom, notably any Supplementary Protection Certificate (SPC) or any patent that is relodged, reissued, or reexamined on the basis of this patent application or these issued patents.

- The patent category outlined in Appendix 1 based on priority patent application EP 00 402978 dated October 26, 2000 (reference no. UPMC W20022), entitled ““Synthetic viruses and uses thereof,” as well as any French or foreign patent application or patent lodged or granted on the basis of that priority application, any extension, partial extension, addition, division, and any issued patents or any equivalent title stemming therefrom, notably any Supplementary Protection Certificate (SPC) or any patent that is relodged, reissued, or reexamined on the basis of this patent application or these issued patents.

Each of the two aforementioned patent categories shall hereinafter be individually referred to as a “Patent Category.”

“Area” means:

Genetic vaccination for preventative or therapeutic use against microbial pathologies or cancers in humans and animals.

“Establishment(s)” means:

Collectively, UPMC, Université Paris Nord – Paris 13, ENS Lyon, and INSERM.

“Subsidiary” of EPIXIS means:

Any trading company, consisting of capital or persons, operating under French or foreign law by means of equity participation or any other means but with at least 50% of voting power or the power to determine the company’s affairs held by EPIXIS, is controlled by EPIXIS or placed under the same control as EPIXIS.

Control is understood as the direct or indirect holding of more than 50% of the share capital of a legal entity or of more than 50% of the voting power of this legal entity’s shareholders or associates or as the direct or indirect holding of the power to make decisions within the legal entity.

The rights granted to the Subsidiaries in accordance with the terms of the Agreement are only applicable for legal entities acting as Subsidiaries when said rights are being exercised. If, for the duration of the Agreement, a legal entity should no longer be deemed a Subsidiary, then the rights that have been acquired by this legal entity as a Subsidiary shall immediately cease without the need for written consent from UPMC.

“Product(s)” means:

All products, compositions, processes, and/or services, including the production, implementation, completion, obtaining, holding, use, offer, and/or sale thereof shall, in the absence of a license, constitute an infringement upon any Patent claim that has not been terminated or otherwise invalidated by a final decision.

“Territory” means:

The United States of America, Japan, Canada, and Europe, it being understood that the European portion of the Territory comprises Germany, France, Italy, Spain, Great Britain, and other states designated in European application no. EP 01 988766.0 dated October 25, 2001, namely Belgium, Austria, Switzerland, Liechtenstein, Denmark, Finland, Greece, Ireland, Luxembourg, Monaco, the Netherlands, Portugal, Sweden, Cyprus, and Turkey.

“Development Projects” means:

All projects and research that are directly or indirectly undertaken by EPIXIS or on behalf of EPIXIS in accordance with the technical and commercial development plan drawn up by EPIXIS as set forth in article 3 of the Agreement, including the projects and research that are required for the development and marketing of the Products.

“Net Sales” means:

The amount of sales, exclusive of tax, of a particular Product in all forms, including services billed to a third party in a particular country by EPIXIS or its Subsidiaries after the following items are deduction, it being understood that the total amount of these deductions may not, under any circumstances, exceed 5% of the invoiced amounts:

-	miscellaneous discounts, kickbacks, and growth rebates actually granted and deducted in terms of percentages in accordance with accepted professional standards,

-	credits allocated for Products that have been returned or refused by clients within the relevant acceptable time frames,

-	transport, packaging, and insurance costs associated with transport,

-	other withheld taxes

-	billed customs duties.

Net Sales do not include pass-through sales of Products between EPIXIS and its Subsidiaries or between its Subsidiaries. Only the final amount billed by EPIXIS and its Subsidiaries shall be taken into account in the calculation of Net Sales, completed in accordance with the aforementioned provisions.

ARTICLE 2 – NATURE, PURPOSE, AND SCOPE OF THE LICENSE

2.1.	The Establishments hereby agree, subject to the provisos and conditions stipulated herein, to grant EPIXIS, which agrees, an exclusive license for the use of the Patents within the Area with a view to develop, promote, use, manufacture, arrange for the manufacture of, implement, arrange for the implementation of, distribute, market, or arrange for the marketing of the Products within the Territory for the duration of the Agreement.

2.2	EPIXIS acknowledges that it has had access, at the latest on the date when this document entered into force, to all necessary information from UPMC and/or its patent agent(s) assigned for the management of the Patents that has enabled EPIXIS to fully assess the content and scope of the Patents, as well as the licensing rights that are being granted to EPIXIS in accordance with the terms of this document.

2.3	The license, as defined in article 2.1. above, shall entitle EPIXIS to grant sublicenses to any unaffiliated third parties of its choice, subject to the following provisos:
(i)	written consent must first be issued by UPMC authorizing the sublicensee and the terms of the sublicense and any amendment, it being understood that UPMC cannot refuse its consent without providing a valid reason in light of the interests of the Establishments; UPMC shall then notify EPIXIS of its consent or refusal within a period of 45 (forty-five) days from the date when EPIXIS received the correspondence containing the draft sublicense agreement. If UPMC fails to provide a reason for refusal within the specified time period, UPMC’s consent shall be considered to have been obtained;

(ii)	a copy of each sublicense contract and each amendment should be issued to UPMC no later than thirty (30) days after its establishment. UPMC shall also consider information from the other Establishments regarding any sublicense established by EPIXIS as soon as possible.

EPIXIS’s sublicensees are not entitled to award sublicenses in turn.

EPIXIS shall remain solely responsible for the proper fulfillment of the sublicenses and shall be solely responsible to the Establishments with regard to the fulfillment, by the sublicensees, of all obligations imposed on EPIXIS in accordance with the terms of the Agreement. EPIXIS shall notably agree to include confidentiality and accounting clauses and guarantees in its sublicense contracts that are at least equivalent to those specified in this document.

2.4 The Parties hereby agree that EPIXIS shall be authorized to extend the enjoyment of rights, except for the right to grant sublicenses, that are granted in the Agreement to future Subsidiaries, subject to the following provisos:

- EPIXIS shall continue to assume sole responsibility for the fulfillment of obligations imposed on EPIXIS by this Agreement, as far as it and its Subsidiaries are concerned, and

- EPIXIS has notified UPMC, by registered letter with acknowledgment of receipt, of the identity of the Subsidiary in question before extending the enjoyment of the license to include any of its Subsidiaries.

2.5	For the entire duration of the Agreement, the Establishments shall retain the right to use the Patents for their requirements for research undertaken by the Establishments alone or in collaboration with third parties and for their teaching needs; the Establishments shall also retain the right to grant Patent licenses, under the conditions stipulated in articles 3.3 and 5.2 of this Agreement, and to grant licenses to any third parties of their choice outside of the Area.

ARTICLE 3 – USAGE OBLIGATION - DEVELOPMENT – MARKETING

3.1.	EPIXIS acknowledges, by the terms of the Agreement, that it has the competencies required for the use of the Patents and for the development, use, production, and marketing of the Products. EPIXIS agrees to exercise due diligence and to spare no effort when undertaking, directly or indirectly, the Development Projects and to use the Patents effectively, seriously, loyally, and on an going basis, notably obtaining the required administrative authorizations, and to market the Products while ensuring the use of appropriate sales promotion techniques.

EPIXIS has provided UPMC with a technical and commercial development plan (hereinafter referred to as the “Development Plan”), which is enclosed in Appendix No. 2 of the Agreement, being an integral part thereof. The objective of the Development Plan is to stipulate the conditions whereby EPIXIS intends to undertake the Development Projects, set up each Patent Category, and implement the expected timetable for the completion of said Development Projects and the marketing of the Products.

3.2	EPIXIS agrees to keep UPMC regularly informed of progress with regard to the development of the Products. To this end, at the end of each year of the contract, EPIXIS shall provide UPMC (DRITT-Management Department for Technological Transfers and Industrial Relations) with a written report that illustrates the progress made in the areas of research and development, the set-up of Patent Categories, and, if necessary, preclinical and clinical studies were conducted during the year in question, as well as any application files concerning Product sales and marketing authorizations that were drawn up during the year in question; EPIXIS shall also update the Development Plan. Furthermore, EPIXIS agrees to readily inform UPMC in writing of any expected event or event that has taken place that would be likely to substantially delay or compromise the aforementioned prospects; EPIXIS shall, furthermore, provide detailed explanations regarding measures that it intends to adopt in order to rectify the situation and ensure the initial prospects.

UPMC shall notify the other Establishments as soon as possible.

3.3	If EPIXIS does not complete, either directly or indirectly, the various phases of the Development Projects within a reasonable period of time after the signing of the Agreement with respect to the Development Plan and to the time frames required within the relevant professional sector, then the Parties shall consult with each other in order to assess the reasons for the delay in the development of the Product(s) and to determine, if necessary, any follow-up action to be taken with regard to the relations established in accordance with the terms of this document.

The Parties hereby agree that the conditions of this license may be revised by UPMC if it is found that EPIXIS has not demonstrated reasonable effort to complete the development phases, and, in particular, UPMC, acting on behalf of the Establishments, may terminate all or part of the license under the conditions specified in article 11 or convert the nature of this license, as defined in article 2.1 above, from an exclusive to a non-exclusive license. Any changes to the Agreement made by virtue of this article 3.3 shall be covered by an amendment signed by the Parties.

3.4.	EPIXIS and its sublicensees agree to comply with legislation and regulations in force in France and abroad for the undertaking of the Development Projects and the use of the Products and to spare no effort in obtaining the authorizations required by the applicable laws and regulations of the countries where EPIXIS and/or its sublicensees intend to market the Product(s).

EPIXIS shall be responsible for obtaining and keeping up to date, in its own name and at its own expense, or in the name of anyone that EPIXIS should designate, the registrations and marketing authorizations required for the Product(s) within the Territory by the local legislation applicable within the countries covered by the Territory.

3.5.	Within the context of the clinical studies that shall be implemented by or at the behest of EPIXIS, EPIXIS agrees to fulfill all obligations required by the laws and regulations in force in the relevant countries and, for studies conducted in France, to fulfill the obligations set forth in the law on the protection of people who participate in biomedical research that was passed on December 20, 1988 and later modified. EPIXIS shall protect UPMC, INSERM, ENS-Lyon, and Université Paris XIII from any accusations or any legal action that may be initiated by third parties in relation to the clinical studies.

These paragraphs 3.4 and 3.5 shall remain applicable notwithstanding the cancellation or termination of this Agreement.

3.6.	EPIXIS shall be free to pursue its own policies regarding the promotion, production, and distribution of the Product(s) as long as the prior consent of UPMC, INSERM, ENS-Lyon, and Université Paris XIII is obtained for any use of their names in accordance with the provisions of article 9.

ARTICLE 4 – FINANCIAL CONDITIONS

4.1	In exchange for the licensing rights granted by virtue of the Agreement, EPIXIS agrees:

- to provide the funding needed for the proper undertaking of the Development Projects, it being understood that it shall be the responsibility of EPIXIS to define the means to be allocated for this purpose;

- to pay UPMC any sublicensing fees and income derived from the use of the Products within the Area;

- to pay lump-sum amounts related to the undertaking of certain stages in the development of the Products;

- to be responsible for industrial property fees related to the Patents in accordance with the provisions of articles 4.8 and 5 of this agreement.

4.2 Fees

4.2.1	In the event of use by EPIXIS or by its Subsidiaries, EPIXIS agrees to pay UPMC a fee based on Net Sales based on the following calculation:

●	2.50 % of the annual Net Sales amount if it falls between zero and fifty million (50,000,000) Euros;

●	2.75 % of the annual Net Sales amount if it falls between fifty million and one (50,000,001) Euros and one hundred million (100,000,000) Euros;

●	3.0 % of the annual Net Sales amount if it exceeds one hundred million (100,000,000) Euros.

Fees shall be due for each Product and each Country within the Territory starting from the date when the Agreement enters into force and as long as the Product is covered by at least one Patent claim within the relevant country.

4.2.2	Minimum fees: As soon as a Product begins to be marketed by EPIXIS or by its Subsidiaries, EPIXIS agrees to pay UPMC minimum annual fees for each of the Products that have been developed; the amount of these fees, exclusive of taxes, shall be negotiated by the Parties before the aforementioned date, and EPIXIS must notify UPMC, by registered letter with acknowledgment of receipt six (6) months in advance, of the date when each Product shall first be marketed. The Parties’ intent is that these minimum annual fees should provide UPMC with ongoing assurance of the due diligence demonstrated by EPIXIS regarding the use of each Product, and the size of the market and the competition shall be taken into account during negotiations; the conditions must reflect typical conditions in comparable cases within the relevant industrial sector.

4.3	Sublicensing income

In the event of indirect use through the granting of rights to use the Patents to third parties, such as through sublicense contracts or sublicensing options for the Patents in accordance with the provisions of article 2.3 of this Agreement, EPIXIS agrees to pay UPMC a percentage of all amounts: lump-sum amounts, guaranteed minimums, upfront and success fees, market values (in the event of licensing between competitors or exchanges), fees, annual payments...levied on third-party sublicensees.

The following rates shall be applied:

- thirty percent (30%) of said amounts if the sublicense or sublicensing option is signed with the third party before the start of phase I;

- eighteen percent (18%) if the sublicense or sublicensing option is signed with the third party before the start of phase II;

- fifteen percent (15%) if the sublicense or sublicensing option is signed with the third party before the start of phase III, and

- ten percent (10%) if the sublicense or sublicensing option is signed with the third party after the start of phase III.

For any sublicensing option signed with a third party, EPIXIS agrees to inform UPMC of this in writing and to send UPMC a copy of the sublicensing option agreement no later than 30 days after it is established and agrees to pay the percentage owed to UPMC by the earlier of the following deadlines: (i) the deadline for the option or (ii) the deadline for the third party to exercise the option. It is the responsibility of EPIXIS to inform UPMC of this in writing.

The licensing option or sublicensing income shall be payable to UPMC for each sublicense contract or sublicensing option, each Product, and each of the countries within the Territory starting on the date when this contract enters into force and throughout the entire duration of the Agreement.

In the event that said sublicense is granted in exchange for equity participation in the capital of EPIXIS, UPMC and EPIXIS shall consult with each other as soon as possible in order to determine fair compensation for the Establishments.

Under no circumstances shall the amounts collected by EPIXIS in exchange for research and development collaborations with third parties be considered as sublicensing income. Similarly, the Parties have agreed that the amounts paid to EPIXIS by a sublicensee with the sole objective of funding the development of a Product by EPIXIS shall not result in compensation given to UPMC as specified in this article 4.3. These exclusions suggest that the contractual document that sets forth the debt shall sufficiently individualize the payment and characterize its cause by detaching it from any license or sublicense contract or from any licensing or sublicensing option. In the event of any doubt regarding the cause of the debt, the corresponding amount shall remain part of the basis for charges.

4.4	Adjustment

4.4.1	If EPIXIS must, in order to avoid a situation of infringement, obtain one or more licenses for one or more patented third-party technologies required for the use of the Patent(s) licensed by the Establishments, EPIXIS shall be entitled, after having obtained the relevant usage license(s) from the third party or third parties and after consent is granted by UPMC, to deduct half the fee(s) payable to this (these) third party (third parties) from the fee stipulated in article 4.2.1 above.

For the application of the reduction specified in this article, UPMC, based on all items issued by EPIXIS, shall specify whether it considers that said license has been contractually established in a reasonable manner. In the event of a refusal, UPMC shall support its decision by presenting the opinion of a patent attorney.

4.4.2	If a Product is being marketed by EPIXIS or by its Subsidiaries as part of a combination incorporating one or more additional active substances that are not associated with the Patents but are covered by third-party patents, UPMC and EPIXIS shall then hold negotiations in good faith, after EPIXIS or its Subsidiaries have obtained one or more relevant licenses to use the patents held by said third party (third parties), to determine to what extent the Product should actually be reflected in the sale price. As needed, these negotiations may be held with the relevant third parties. In this event, the Net Sales may, for instance, be calculated y multiplying the Net Sales by the fraction A/(A+B) where A represents the market price of the compound(s) covered by the Patent(s) and B represents the additional active substances that are not associated with said Patent(s).

It is understood that this paragraph 4.4.2 may only be applied if the third parties that own the rights to the patented additional active substances are also subjected to a rule of calculation that is negotiated with EPIXIS in order to determine to what extent their products should actually be reflected in the sale price in such a way that is not discriminatory for UPMC.

4.4.3	For the application of the reduction set forth in articles 4.4.1 and 4.4.2 above, EPIXIS or its Subsidiaries agree first to send UPMC, on a confidential basis, a copy of the contract(s) that EPIXIS has signed with said third party (third parties).

Furthermore, any deduction accepted by UPMC by virtue of articles 4.4.1 and 4.4.2 shall be determined on a country-by-country and a Product-by-Product basis.

Any reduction, as set forth in articles 4.4.1 and/or 4.4.2 of the Agreement, may be applied only after the Parties have issued their agreement in writing.

4.4.4	It is understood that the maximum reduction that may be applied to the fee defined in article 4.2.1 above resulting from (i) the reduction, set forth in article 4.4.1 of the Agreement that is, granted by UPMC regardless of any dependency or dependencies on one or more third parties and/or (ii) the adjustment set forth in article 4.4.2 of the Agreement may not exceed fifty percent (50%) of the amount payable to UPMC by virtue of article 4.2.1 above.

4.5	EPIXIS shall be solely responsible for the payment of fees and other income of any type payable to UPMC by virtue of the Agreement.

4.7	Lump-sum amounts

The Parties have agreed that EPIXIS shall pay UPMC, for each Product developed by EPIXIS or by its Subsidiaries, the following non-refundable amounts during the completion of the stages described below:

- Twenty-five thousand (25,000) Euros, exclusive of tax: when the results from pre-clinical studies are sufficient to allow a Product to enter the clinical phase, including phase I-II studies,

- Seventy-five thousand (75,000) Euros, exclusive of tax: when a Product enters phase II, an event that is defined by the enrollment of the first patient,

- One hundred twenty-five thousand (125,000) Euros, exclusive of tax: when a Product enters phase III,

- Two hundred fifty thousand (250,000) Euros, exclusive of tax: when a Product is first marketed.

If any of the phases should overlap or be combined with another phase (as in the so-called “Fast Track” procedure), the amounts due for both phases shall become payable at the conclusion of these combined phases.

The aforementioned amounts shall be paid by EPIXIS no later than sixty (60) days after the event in question and for each Product insofar as it leads to a specific clinical development; EPIXIS agrees to inform UPMC of this event by registered letter with acknowledgment of receipt no later than fifteen (15) days after the event in question in order for a bill to be issued by UPMC.

4.8	Industrial Property fees

EPIXIS agrees to reimburse UPMC for all amounts incurred by UPMC on or after January 1, 2004 until the date when the Agreement was signed for the lodging, extension, obtaining, examination, and maintenance in force of Patents in France and abroad, as well as the cost of entering application US 10/415242 in the United States national phase. It is understood that this reimbursement may not be deducted from the fees or any other amounts that are payable by EPIXIS and defined in articles 4.1 through 4.7 of the Agreement.

The reimbursement shall be paid by EPIXIS as follows:

- When the Agreement is signed, and in consideration of the initial estimate of industrial property fees enclosed in Appendix 3, ten thousand (10,000) Euros, exclusive of tax, shall be paid by EPIXIS to UPMC when UPMC issues a bill to EPIXIS.

- The remainder shall be paid by EPIXIS to UPMC by the earlier of the following deadlines: (I) the signing of the first license or the exercise of the licensing option or (ii) when EPIXIS acquires cumulative funding of at least two hundred thousand (200,000) Euros. It is the responsibility of EPIXIS to inform UPMC in advance of the earlier of these deadlines by registered letter with acknowledgment of receipt. UPMC shall then issue EPIXIS an updated statement of fees and draw up a bill, addressed to EPIXIS, for the balance due.

If the Agreement is terminated or expires before the earlier of the two deadlines, EPIXIS agrees to issue the reimbursement defined in the paragraph above no later than the date when the Agreement has been terminated or has expired.

4.9	Net Sales Report and Payment

The Net Sales report for any Product and/or all other amounts collected, detailed on a country-by-country and a Patent Category-by-Patent Category basis, shall be issued on December 31 of each year, certified by the EPIXIS auditor, and issued to UPMC on March 1 of the following year, even if there were no sales during the year in question. The same obligations shall apply to EPIXIS for Products sold by an affiliated or unaffiliated sublicensee; the aforementioned transactions shall be detailed on a sublicensee-by-sublicensee basis.

After UPMC accepts this report, the amounts due for the year in question must be paid no later than thirty (30) days after the bill issued by UPMC is received. Payments shall be made to the Accounting Officer with the following account:

RECETTE GENERALE DES FINANCES DE PARIS

94 RUE REAUMUR

75002 PARIS

ACCOUNT No. 10071 75000 00001005793 64

Legal taxes, notably the VAT at the current rate, that are to be paid by EPIXIS shall be added to the amounts due.

If any amount is not paid to UPMC by the aforementioned deadline, late interest charges shall be applied, calculated pro rata temporis in accordance with the rules that apply to French public establishments (the Banque de France base lending rate for February 28 of the year in question plus two percent (2%) without detriment of UPMC’s right to terminate the Agreement under the conditions specified in this document).

For the purposes of the Agreement, fees stemming from Net Sales and all amounts that are listed in currencies other than the Euro must e converted at the exchange rate in effect on the second to last Wednesday of the month preceding the billing month, as indicated by the Banque de France.

All amounts collected by UPMC by virtue of the Agreement shall remain, in any event, permanently and irrevocably acquired and may, under no circumstances, be returned to EPIXIS. Furthermore, the balance payable by EPIXIS on the date when the Agreement expires or is terminated must be paid to UPMC.

UPMC shall handle the redistribution to the other Establishments of some or all of the amounts collected within the context of the Agreement.

4.10	Auditing

EPIXIS shall agree to keep specific accounts or arrange for the keeping of specific accounts for sublicensees with regard to the amounts received for the sale of the Products; this process shall include all items needed for the precise assessment of sales transactions that have taken place and for the monitoring of payments.

These specific accounts shall be available to UPMC each year until the end of a five (5)-year period following the year in question.

When requested by UPMC, but no more than once per calendar year, EPIXIS shall agree to authorize a certified public accountant (or chartered accountant) selected by UPMC to inspect said accounts in order to verify the accuracy of the fee calculation. Said accountant’s assignment shall concern, at most, the five (5) years prior to his or her assessment. This accountant’s fees and expenses shall be paid solely by UPMC, unless an adjustment of more than five percent (5%) of the amounts actually paid by EPIXIS is made following said assessment, in which case the accountant’s fees and expenses shall be payable by EPIXIS.

The provisions of this article 4.10 shall remain in force for the entire duration of the Agreement and for a period of five (5) years following the cancellation or termination of the Agreement.

ARTICLE 5 – MAINTENANCE IN FORCE – INDUSTRIAL PROPERTY - INFRINGEMENT

5.1	EPIXIS agrees to be responsible for all intellectual property fees for the for the lodging, examination, obtaining, translation, extension, maintenance in force, and defense of Patents in front of a Patent Office in the countries within the Territory where the Patents have been lodged or issued for the entire duration of the Agreement upon the direct presentation of bills by the agent in charge of handling these operations. It is understood that these expenditures shall not be deductible from fees, other income, or any other amounts, including lump-sum amounts, as specified in article 4 of the Agreement.

5.2	Subject to the payment of intellectual property fees by EPIXIS, as stipulated in article 5.1 above, UPMC agrees to continue handling the Patent file procedures, especially those pertaining to the lodging of Patents, the monitoring of examination and issue procedures, maintenance in force, and Patent defense procedures, concerning opposition or interference, in front of a Patent Office in cooperation with EPIXIS, for the entire duration of the Agreement. UPMC shall provide EPIXIS copies of the main pieces of correspondence exchanged with its agents, as well as those exchanged with the Patent Offices.

If EPIXIS decides not to continue to pay said intellectual property fees for the aforementioned operations in a country within the Territory, EPIXIS shall notify UPMC, in a motivated manner by registered letter with acknowledgment of receipt, of its intent:

- at least three (3) months prior to the deadline for the next decision to be issued concerning the Patent,

- or, at the latest, eight (8) business days following the disclosure of the next decision to be made when the Patent Office deadline is less than three (3) months so that the UPMC may, if it so desires, continue the aforementioned operations at its own expense. In this case, EPIXIS shall lose, as of the date when the UPMC receives the above- mentioned notification from EPIXIS, the licensing rights that have been allocated to it by the terms of the Agreement pertaining to the Patent(s) in the relevant country, as well as the exclusivity granted by the Agreement; moreover, UPMC shall be free to issue usage licenses to third parties.

If EPIXIS fails to issue notification to UPMC under the conditions set forth in this article 5.2, the consent of EPIXIS shall be considered to have been acquired for the commitment of all industrial property expenses, and EPIXIS agrees to pay bills pertaining to Patent fees no later than thirty (30) days after the bills are issued.

If EPIXIS, in consideration of the industrial and commercial use of the Products that it is planning or carrying out, would like to extend the Patent protection period through the use of Supplementary Protection Certificates (SPCs) in one or more countries where UPMC has lodged a Patent (please refer to Appendix I), EPIXIS shall notify UPMC of its intent by registered letter with acknowledgment of receipt so that EPIXIS and UPMC may work together to assess the possibility of submitting one or more SPC applications and to take the necessary steps as soon as possible, it being understood that all expenses pertaining to these operations shall be payable solely by EPIXIS upon direct presentation of bills by the agent responsible for submitting these SPC applications.

5.3	Infringement:

5.3.1	EPIXIS and its sublicensees shall act in the best interests of UPMC and the relevant inventors within the context of any legal action that should be deemed necessary in order to defend rights related to the Patent(s) and, in particular, if an infringement case should be initiated by EPIXIS and/or its sublicensees against an infringing third party or by a third party against EPIXIS and/or its sublicensees.

5.3.2	UPMC and EPIXIS shall inform each other as soon as possible of any act of Patent infringement by a third party that comes to their knowledge. The Parties shall consult with each other in order to define the best strategy to take and shall provide each other with any available materials that allow for an assessment of the nature and scope of the infringement.

If a lawsuit is deemed necessary and effective, it shall be initiated by EPIXIS or its sublicensees, which may, after the issue of a registered letter with acknowledgment of receipt to UPMC for information, may open, on its/their initiative alone, in its/their name, and at its/their expense, an infringement case. If this lawsuit initiated by EPIXIS is declared inadmissible because it lacks standing as a plaintiff to act or if it may reasonably be foreseen that an infringement case that EPIXIS plans to open by virtue of this Article 5.3.2 shall be declared inadmissible on said grounds, UPMC shall provide, when a written request is issued by EPIXIS in a timely manner, all powers that EPIXIS will need in order to act in the name and place of UPMC

EPIXIS or its sublicensees shall keep all damages, fees, and costs that may be allocated to them resulting from lawsuits initiated against an infringer or an imitator. However, it has been agreed that, after the deduction of all court costs, the damages that will be allocated to EPIXIS and its sublicensees shall be incorporated into the Net Sales and all amounts and shall entitle UPMC to the payment of fees and income in accordance with the provisions of article 4 above.

If EPIXIS or its sublicensees decide not to submit an infringement case, they agree to inform UPMC in writing of this decision as soon as possible, and the Establishments may decide to start legal proceedings in their own name and at their own expense; if they decide to initiate such proceedings, EPIXIS shall agree to provide them with reasonable technical and legal assistance to this end. The Establishments that initiate such legal action shall collect all damages that the courts may award to them.

The Parties agree to provide each other with all documents and materials that they may need for the aforementioned proceedings.

5.3.3	If an infringement case is initiated against EPIXIS or its sublicensees, EPIXIS or its sublicensees shall notify the Establishments of said case and may not ask the Establishments for any compensation for amounts that have already been paid or for any reduction in any amounts that are still payable by virtue of articles 4 and 5 above. EPIXIS or its sublicensees shall be solely responsible for the relevant court costs, as well as for the sentences that may be handed down against them.

This article 5.3 shall remain applicable notwithstanding the cancellation or termination of the Agreement.

ARTICLE 6 – ENHANCEMENT

6.1	The Establishments shall not be forced to add enhancements or improvements to the inventions that are covered by the Patents.

6.2	Each Party shall be the sole owner of the enhancement that it adds to Patents after the date when the Agreement enters into force as long as these enhancements are obtained by the Party independently of the other Party or of its inventors and shall be free to protect them in its own name and at its own expense by means of any industrial property title that it should deem appropriate.

EPIXIS shall henceforth acknowledge that, with regard to all enhancements or improvements, UPMC and the other Establishments have full and complete ownership of Intellectual Property rights pertaining to the rights of its/their agents, especially if they have been recognized as inventors of patentable enhancements.

6.3	It has been specified that, by virtue of the Agreement, the Establishments are in no way obligated to keep EPIXIS informed of any enhancements or improvements to inventions covered by Patents that may be developed by them or their agents after the date when the Agreement enters into force.

If EPIXIS identifies any enhancements developed and patented by the team of Mr. David Klatzmann exclusively at the UMR 7087 Laboratory and would like to obtain a license to use said enhancements, it shall notify UPMC of this intent with a registered letter with acknowledgment of receipt. The relevant parties shall hold negotiations in good faith to determine the conditions for a usage license within the Territory and within the Area subject to the rights of third parties.

If the relevant parties cannot come to an agreement four (4) months after EPIXIS has issued its notification, then UPMC and the other relevant Establishments shall be free to grant rights to said enhancements to any third party of their choice. The aforementioned deadline may be extended if the relevant parties issue a joint agreement to this end in writing.

6.4	The provisions of Article 6.3 shall be valid only for 18 (eighteen) months following the date when the Agreement was signed and as long as this license remains exclusive for this 18-month period.

6.5	To the exclusion of the stipulations of articles 6.3 and 6.4, it is specified that, by virtue of the Agreement, the Establishments shall grant no rights to the enhancements or improvements to the inventions covered by the Patents, especially to the enhancements that shall be undertaken by them and their agents after the date when the Agreement enters into force.

ARTICLE 7 – WARRANTY – COMPENSATION

7.1.	UPMC declares and guarantees the material existence of the Patents to EPIXIS and that it is fully authorized to grant the license covered by this contract to EPIXIS. The Establishments shall not issue EPIXIS any other guarantee of any type, whether explicit or tacit.

7.2.	Nothing in the Agreement may be interpreted as:

- constituting a warranty issued by UPMC, INSERM, ENS-Lyon, and Université Paris XIII or the relevant inventors regarding the obtaining, the validity, or the scope of any of the Patents in any country within the Territory,

- constituting a warranty against the present or future infringement of patents held by third parties or any other intellectual property right held by third parties,

- constituting a warranty of safety, fitness for a particular purpose, or Patent performance in accordance with the terms of this contract.

EPIXIS, its Subsidiaries, and its sublicensees shall be solely responsible for any possible hazards, risks, and dangers with regard to the fulfillment of this Agreement and its sublicenses and any legal defects concealed by one or more Patents.

Nevertheless, UPMC states that, to its knowledge, as of this writing: no demand, claim, or lawsuit has been drawn up or filed in any Court by a third party against the Patents. An old lawsuit concerning the ownership and use of the Patents involving the Génopoïétic, GPH, and Avax corporations brought before the regional court of Paris culminated in the withdrawal of the parties following the signing of a settlement agreement between the Génopoïétic, GPH, and Avax corporations and UPMC on September 15, 2003.

7.3.	EPIXIS and its affiliated and unaffiliated sublicensees guarantee UPMC, INSERM, ENS-Lyon, and Université Paris XIII, as well as their staff members, protection against any appeal or any judicial proceedings that may be filed against them due to damages to persons or to property, whether suffered during one or more clinical trials, due to an infringement of intellectual property rights belonging to third parties, or due to the development, holding, and use of the Patents and the marketing of Products by EPIXIS and its sublicensees. EPIXIS shall refrain from taking any legal action against UPMC, INSERM, ENS-Lyon, and Université Paris XIII in the event that these claims, demands, legal proceedings, and lawsuits should be initiated against EPIXIS or its sublicensees by third parties. EPIXIS may not claim any damages as compensation for harm suffered by EPIXIS and/or its sublicensees, and EPIXIS agrees to obtain, from its sublicensees, a waiver not to initiate any engage legal action to seek damages from the Establishments, thus ensuring that the Establishments are not disturbed in any way whatsoever.

7.4	EPIXIS shall ensure that it and its sublicensees hold the necessary insurance policies that provide sufficient liability coverage regarding the exercise of this license.

7.5	EPIXIS and its sublicensees shall be solely responsible for ensuring that the Products comply with the laws and regulations applicable within the relevant countries. EPIXIS and its sublicensees may not call on UPMC, INSERM, ENS-Lyon, and Université Paris XIII as guarantors and shall be solely responsible with regard to its/their clients and/or any third party for the quality and performance of the Products.

This article 7 shall remain applicable notwithstanding the cancellation or termination of the Agreement.

ARTICLE 8 – CONFIDENTIALITY

8.1	All the parties agree to keep strictly confidential, not to communicate or divulge to a third partie without the prior written agreement of the other Party, all the information which may come or be brought to the attention of the Parties during the implementation of the Agreement, and especially any confidential information pertaining to the developpment work, the patents, the Products or identity of a sublicense that one party could receive within the framework of this Agreement (hereafter “Information”).

However, the following will not be considered as confidential information :

-	Information considered as public domain at the date of their release, or put into the public domain by a third party in good faith, and

-	Information already known by the Party receiving the information on the date of the entry into force of this document, expect if such information was received from one of the Parties hereto.

-	Information from a third party having the right of disposition.

In any case, It is the responsibility of the party receiving the information to judge if they are considered as confidential information.

8.2	EPIXIS will have the right to provide the information to a third party, including to its sublicensees, as long as the disclosure of this information is considered useful and necessary for EPIXIS and the use of the license granted herein or to the sublicensees for the use of sublicenses granted by EPIXIS. The Establishments will have the right to provide the information to a third party, such as the Committee on Professional Conduct or ANVAR, as long as the disclosure of this information is considered useful and necessary for the Establishments in the management of the patents and the current license, and as long as the third party receiving the information are binded by a similar obligation of confidentiality as the one hereabove.

The parties agree to take all the appropriate measures required in fulfilling their obligations with regard to Article 8 of this document through their personnel and any other person connected to their services.

EPIXIS shall include confidentiality obligations that must stay in force over the duration of the Agreement and ten (10) years after its expiration or termination.

ARTICLE 9 – NAME OF THE PARTIES

9.1	Each party agrees not to use, orally or in writing, the name, business name, mark or any other designation or distinctive signs of any other Party or one of its representatives, including in shortened or abbreviated form within the framework of the operation and/or promotional activites, whatever the medium used (publicity material, posters, videos…), without receiving a prior written consent by the Party involved.

The forgoing provision does not prohibit a Party to make references to another Party in any document for administrative, regulatory or judicial purposes, or for informational purposes by UPMC for Third Parties involved in the Patents, especially the other Establishments, the Commission on Professional Conduct or ANVAR.

9.2	EPIXIS agrees to put on the Produts the Patent numbers each time it is required by a country’s legislation, as well as “UPMC Licensed” or UPMC-Inserm-ENS Lyon Licensed”, or any other similar definition pre-approved in writing by the Parties.

9.3	Any public statement or communication pertaining to the signature of the Agreement, exclusively within this framework, the name of the Parties or one ot its representatives or employees can be made without any constraint. However, any public statement or communication pertaining to its content will not be allowed without the prior written consent of the Parties.

The provisions of Article 9 will remain in force notwithstanding the expiration or termination of this Agreement.

ARTICLE 10 – TERM

The agreement shall become retroactively effective on February 28, 2006 and shall remain in force until its expiration date or the invalidation of the last of the Patents, including any supplementary protection certificates.

The Parties may terminate the agreement at any time by mutual agreement, under terms to be agreed upon in writing.

ARTICLE 11 – CANCELLATION OF THE CONTRACT

11.1	This contract may be cancelled by operation of law by one of the parties in the event of failure to perform by the other party of any of its obligations hereunder, if said party has not rectified said failure to perform within a maximum period of thirty (30) days from the date of written notification of said failure to perform, sent by registered letter with return receipt, except in the case of proof of an obstacle to performing work following an act of God, and without prejudice to the right to compensation of the party affected in such cases. The exercise of the cancellation option does not exempt the defaulting party from fulfilling the contractual obligations until the effective date of cancellation.

11.2	This contract may be cancelled by the UPMC (Pierre and Marie Curie University) by operation of law in the event of the termination of or bankruptcy proceedings against EPIXIS, subject to notification sent by registered letter with return receipt that receives no reply for more than one (1) month, and subject to the provisions in force of the Commercial Code.

11.3	This contract may be cancelled by operation of law by UPMC in whole or in part, in the event of substantial modification of the distribution of the capital of EPIXIS, in particular through capital contribution, assignment, merger, divisive reorganization, or the takeover of EPIXIS operations by another entity, or the transfer of EPIXIS operations to another entity, without prior notice and without compensation from UPMC. EPIXIS shall endeavor to immediately inform UPMC of any such substantial modification, by registered letter with return receipt. This provision shall not apply in the event of assignment or transfer, whether partial or total, to a subsidiary controlled by EPIXIS of the business operations of EPIXIS to which the Agreement pertains, subject to adherence to the provisions of this Article, no. 12.1.

11.4 This contract may be cancelled by operation of law by UPMC by on behalf of the Establishments, in whole or in part, in accordance with the procedure stipulated in Article 11.1, in one of the following cases:

-	inability of EPIXIS to acquire the financing necessary to perform its operations within a maximum period of sixteen (16) months from the date of the signing of this contract

-	if no business plan has been sent to UPMC within the time period stipulated in this contract

-	if it is determined that EPIXIS is not putting forth reasonable effort or is unable to accomplish the development and marketing work required, and, in particular, if EPIXIS suspends the development of the products for more than six (6) months

-	if the minimum annual royalties for each of the products developed has not been worked out and set by the parties by, at the latest, the date of the initial marketing of the said Product

-	inability of EPIXIS to comply carry out the payments as stipulated in this contract

-	overall lack of sales of a product, or lack of a signed sub-license agreement within the time period of one (1) year from the date of acquiring AMM (Autorisation de mise sur le marché - Regulation of Therapeutic Goods) authorization, or the necessary equivalent authorization for the use of the products.

-	in the event of an overall lack of sales of a product for more than two (2) years after the initial marketing has taken place

-	in the event of non-application of a family of patents throughout the development of a product for more than fifteen (15) months, cancellation being applicable to this family of patents for all the countries of the Territory.

11.5	In the cases mentioned above, EXPIXIS shall endeavor, in preference and priority to UPMC, to grant it the exclusive right to use the findings obtained under within the framework of the development work carried out by EPIXIS, to the extent that these findings prove necessary to enable UPMC to make optimum use of the patents with third-party partners and to pursue the development and the marketing of the products.

In this case, the UPMC shall then endeavor to pay to EPIXIS, in the event of the use of the patents by a third party, a fair share of the royalties received by UPMC, up to a limit of the amount of the investments supported by EPIXIS for the development work, up until the date of withdrawal of EPIXIS. This share shall be established in good faith between the parties.

11.6	EPIXIS grants UPMC the option, on behalf of the establishments, to immediately terminate the agreement by sending notification forty-five (45) days before the termination is to take effect, in the event of contestation by EPIXIS and/or its sub-licensees of the validity in whole or in part of the patents, brought before a tribunal or a patent office.

11.7	In the event of cancellation or expiration of the agreement, EPIXIS shall endeavor, from the date of cancellation or the date of expiration:

-	to no longer use the patents. This Article, no. 11.7, shall remain in force for the patents until they fall into the public domain.

-	to no longer use and to return without charge to UPMC all confidential information, all documents and items constituting the patents, including in particular any sample, product, biological material, without authority to keep any copies.

11.8	In the event of cancellation of the agreement and in the event that EPIXIS grants sub-licenses, it is agreed upon by the parties that the establishments may stand in for EPIXIS, the sub-licenses becoming direct licenses after agreement between the establishments and the sub-licensees.

11.9 In the event that EPIXIS holds, on the date of cancellation or the date of expiration of the agreement, products in inventory, EPIXIS shall be authorized to sell these products in the territory for a period of two (2) months following the date of cancellation or until the expiration date of the agreement, under the condition that, firstly, a stock status be sent by registered letter with return receipt to UPMC at the latest on the date of cancellation or on the date of expiration of the agreement a statement of inventory and, secondly, to adhere to the terms and conditions of the agreement, and, in particular, the stipulations of Article 4 concerning the financial terms.

ARTICLE 12 – MISCELLANIOUS PROVISIONS

12.1	Inaccessibility

The Agreement has been entered into intuitu personae. It is, in full or in part, personal, inaccessible and non-transferable without the written prior agreement of UPMC.

It is also stated that EPIXIS cannot subcontract, in part or in full, the services entrusted as per the Agreement, unless with a prior written consent from UPMC. It is further understood that even with an agreement from UPMC, EPIXIS remains responsible for the payments of the amounts due to UPMC, as per Article 4 of this document, as well as the well executed implementation of the services of its subcontractors and their strict compliance with the provisions of their contract(s), including all matters stated in this Agreement.

In the event of a transfer or cession to a subsidiary of EPIXIS, EPIXIS agrees to inform UPMC through a registered letter with acknowledgment of receipt, the entry in force of such an assignment to the subsidiary since an amendment to the Agreement and a signature from the Parties and the Subsidiary are required.

It is hereby acknowledged and agreed that any company to which the rights and obligations are to be assigned, transferred or transmitted will be subject to the same obligations than those placed on EPIXIS, within the framework of this Agreement, unless the new parties have agreed otherwise and EPIXIS remains a joint guarantor towards the Establishments on compliance by the assignee of all the rights and obligations pertaining to this Agreement for the remaining duration of this Agreement. Any modification to the terms and conditions of this Agreement resulting from the transfer or cession, such as the name and address of the assignee, must be stated in writing and inserted as amendment to this Agreement at the time of the said merger, cession or transfer.

In the event of a change of control, merger, acquisition, cession, splitting, transfer of EPIXIS or its activities to another entity, or any other transformation of EPIXIS aimed at amending the characteristics of intuitu personae taken into account for this Agreement. EPIXIS agrees to inform immediately, by registered mail with acknowledgment of receipt, and the Establishments will not be able to veto and refuse the transfer of the Agreement, except on serious motives.

UPMC, on behalf of the Establishments, reserves the right, in the event of of a non-compliance of Article 12.1 by EPIXIS, to terminate immediately this Agreement without notice or compensation, without prejudice to any damages and interests that may be claimed in order to cover the loss sustained.

12.2	Force Majeure

Each Party will be excused of its obligations and will not be held responsible nor liable for any damages/interests towards the other party if the non-performance is caused by a case of force majeure, such as the disorganisation of its services resulting from a strike, resignation or any other event beyond its control.

12.3	Independent Contracting parties

In any way whatever the Agreement shall be construed as creating an associative relationship or company between the Parties. Each party must be considered as an independent contracting party.

12.4	Amendments

This Agreement supersedes and replaces all prior agreements between the Parties pertaining to the subject of this Agreement. This Agreement can only be amended in writing. Any amendment must be signed by an authorized representative for each Party.

12.5	Communication

All types of communication and notice directed to the attention of the Parties, within the framework of the Agreement, shall be done by confirmed telex, fax or registered letter with acknowledgement of receipt, to the addresses stated below, for as long as no written letter confirming an address change has been sent.

For UPMC:

Université Pierre & Marie Curie

Direction des Relations industrielles et du Transfert Technologique - SAIC

4, Place Jussieu 75252 PARIS cedex 05

Phone: 01 44 27 30 65

Fax: 01 44 27 74 67

For THE COMPANY :

EPIXIS

5 rue des Wallons

75013 PARIS

Phone: 01 43 31 80 71

Fax: 01 42 17 74 62

Any notice shall be deemed served on the day received by the recipient, unless the delivery date is a public holiday, in which case the delivery date shall be considered the first business day after the public holiday.

12.6	Non-waiver of Rights

In the event of non-compliance by one of the Parties of the obligations resulting from the Agreement, and if the non-defaulting Party renounces its rights of the said violation, the non-exercise of its rights shall not be considered as a waiver to exercise the such rights in the future or in the event a new and similar violation by the defaulting Party of its obligations resulting from the Agreement.

12.7	Registration

All authority is given to EPIXIS to carry out, at its own expense, any registration formalities of the Agreement or a signed extract by the Parties of the Agreement, especially the tax registration and the registration to the National Patent Registers.

ARTICLE 13 – AGREEMENT

This Agreement is subject to French Law.

If difficulties or disputes arise during the interpretation or the implementation of the Agreement, the Parties shall try to resolve them amicably.

If the dispute concerns fees or any monies financing the license, EPIXIS agrees to open an interest bearing account and to block this sum of money throughout the duration of the dispute.

The source of the dispute shall be attested by a registered letter with acknowledgment of receipt, by one of the Parties to the other Party, setting out the reasons of the dispute.

In case of repeated disagreements, the Courts of Paris shall have sole jurisdiction.

Appendix 2: Development plan

Appendix 3

Estimate of past and future expenses

Period: years 2004, 2005 and 2006

NOTE: This budget is provided as an example. It is established in euros, exclusive of VAT.

Patents			Patents	2004	2005	2006

Ref Becker	Ref UPMC	Date		Invoiced and paid	Invoiced and paid	Estimate
B0014 V96072 04/06
“Defective viral vaccine particles obtained in vivo or ex vivo.”			. EP 799 893 . US 6,140,114 . CA 2251027 . JP 09-535922	7654.76 euros	3772.35 euros

Annual installments DE, ES, FR, GB, IT, CA: 3500 euros, exclusive of tax

If CA official letter: 2,000 - 3,300 euros, exclusive of tax

If JP official letter: 2,000 - 3,300 euros, exclusive of tax

Total without official letter: 3500 euros, exclusive of tax

Total with official letter: 7,500 euros – 10,100 euros, exclusive of tax

B0047 W20022 10/00			. EP 01 988 766.0	589.18	776.84	EP annual installments: 1100 euros, exclusive of tax
“Synthetic viruses and their uses”			. US 10,415,242	euros	euros

If EP official letter: 1,600 – 2,200 euros, exclusive of tax

If 2 US official letters: 3,000 – 4,000 euros, exclusive of tax

Late entry to the US national phase: 3,800 euros, exclusive of tax

New registration change of name

Inventor: 2,000 – 3,000 euros, exclusive of tax

Total: 11,500 – 14,100 euros, exclusive of tax